SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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BOWNE & CO., INC.

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Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Robert M. Johnson Chairman and Chief Executive Officer
March 30, 2001

Dear Fellow Stockholder,

It is my pleasure to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 24, 2001. Our meeting will begin at 10:00 A.M. (local time) in the ground floor exhibition hall of The Grolier Club, 47 East 60th Street in New York City. The Club’s doorman will gladly arrange for handicapped access on request. Because space is very limited, an admission ticket will be required, and on page 3 of the attached booklet we have outlined the simple procedure for obtaining one.

After 225 years of continuous transformation, Bowne is not only the oldest publicly traded company in the United States, but also, I believe, one with a realistic view of the evolving future for our core transactional business and also of the need to further enhance the contractual side of our print, outsourcing and information management businesses. Adapting to a changing market throughout our proud history has also taught us to deal with the hard decisions we must make this year to ensure that our performance and growth remain strong well into the new millennium. Therefore, the theme of our Annual Meeting this year will be the many measures we are taking to adapt to our customers’ changing needs, while also positioning Bowne so as to lessen the impact of future capital market cycles. Other members of senior management and I will explain our current evolution and our future strategy at the meeting.

The attached booklet tells you how to be represented at the Annual Meeting, even if you do not attend, either by using the Internet, telephone or the enclosed voting card. For those unable to join us in person, we will webcast the proceedings live on the Internet. To participate in the webcast, you must register on-line by following the easy instructions we will post on our website (www.bowne.com) beginning May 21.

This year, Bowne is breaking new ground in disseminating information to our investors electronically. Stockholders who have already requested will receive our proxy statement, our annual report to stockholders and our Form 10-K report instantly by e-mail to their homes or offices. You may sign up for future e-mail distribution by so indicating when you return your voting instructions for the Annual Meeting or when you register your vote by telephone or on the Internet.

Even if you cannot join us on May 24, your vote is important to Bowne. Whether you plan to attend or not, please return your signed voting instructions, or give us your instructions on the Internet or by telephone, so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.

345 Hudson Street

New York, New York 10014
(212) 924-5500
NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 24, 2001, beginning at 10:00 A.M. (local time), at The Grolier Club, 47 East 60th Street, New York, New York. A map of the area showing points of public transportation appears on page 29 of this booklet.

The purpose of the Annual Meeting is to elect three candidates to the Company’s Board of Directors. Your current Board has nominated Carl J. Crosetto, Douglas B. Fox and Lisa A. Stanley for three-year terms.

The Board of Directors recommends that you vote IN FAVOR OF these three candidates.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the election of directors and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on March 26, 2001 may vote directly. Those who hold shares in street name may vote through their brokers, banks or other nominees. In order to attend in person, you must request a ticket of admission when you vote.

March 30, 2001

By order of the Board of Directors,

Counsel & Corporate Secretary

Proposal to elect three directors
Your vote at the Annual Meeting
Information about the nominees and other directors
The Board and its committees
Comparison of five-year cumulative return
Ownership of the common stock
Executive compensation
Contractual arrangements with executives
Other information

PROXY STATEMENT
Contents

Proposal to elect three directors	2

Your vote at the Annual Meeting	3

Who may vote?	3

Tickets required	3

How to vote shares registered in your own name	3

How to vote shares held by a broker	3

How will the representatives vote for you?	4

How to revoke voting instructions	4

How do we count votes?	4

If you give no instructions	4

Who pays for this solicitation?	4

Other business at the meeting	4

About this proxy statement	4

Webcast of the meeting	5

Results of the voting	5

Information about the nominees and other directors	6

The Board and its committees	8

The Board of Directors	8

How directors are chosen	8

Committees of the Board	8

Compensation Committee interlocks and insider participation	9

Participation at meetings	9

Compensation of directors	9

Appointment of auditors	10

Report of the Audit Committee	11

Comparison of five-year cumulative return	12

Ownership of the common stock	14

Principal stockholders	14

Stock ownership of management	14

Report on executive compensation by the Compensation Committee	17

Executive compensation	20

Summary compensation table	20

Option grants in last fiscal year	22

Aggregated option exercises in last fiscal year and year-end option values	23

Long-term incentive plans — Awards in last fiscal year	23

Pension plans	25

Contractual arrangements with executives	26

Other information	26

Proposals and nominations by stockholders	26

About Form 10-K	26

Exhibit (Charter of the Audit Committee)	27

Directions to The Grolier Club	29

Proposal to elect three directors

The Board of Directors proposes the following three nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all three:

Carl J. Crosetto
Douglas B. Fox
Lisa A. Stanley

The Board urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet or over the telephone, or by mailing the printed voting instructions card you received with this booklet. If you choose the Company representatives to cast your vote, they will vote in favor of the three nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares which is larger than the numbers cast for competing candidates. You may vote for any or all of the three nominees, but you may not cast more than one vote for any one nominee. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each. The Board has nominated Ms. Stanley, Mr. Crosetto and Mr. Fox to “Class II.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2004. After the election of three directors at the meeting, there will be a total of nine members on the Board of Directors of the Company, evenly divided among the three classes.

The three nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 6–7 of this booklet you will find biographies of all the current directors in alphabetical order. We have highlighted the three nominees in green. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 8 of this booklet.

Your vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was March 26, 2001. This means you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 33,037,366 shares of common stock were outstanding and entitled to vote on the record date, and each share is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares you held, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 16,518,684 shares) will constitute the necessary quorum.

Tickets required. Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 345 Hudson Street, New York, New York 10014 or by e-mail to douglas.bauer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name. If you owned common stock in your own name on the record date, then you are a holder of record and your shares are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope which we sent with your card.

Or you may send your instructions by e-mail on the Internet or by telephone. If you use e-mail or telephone, the Company will confirm that we have received your instructions. Whether you use e-mail or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by e-mail, go to this special address on the Internet: http://proxy.shareholder.com/ BNE. After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-800-648-2068. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s Direct Stock Purchase and Dividend Reinvestment Plan on the record date will have the same choice of ways to vote. The Company’s annual report describes that plan on page 20.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker. If a broker, bank or other nominee holds common stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you? Whether you mail your instructions or send them by e-mail or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representatives will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock in street name, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions. You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes? Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count when we determine whether we have the necessary quorum, even if you decide to abstain from voting or to vote against the proposal to elect directors. Likewise, shares represented at the meeting by a broker, bank or nominee will be counted when we determine whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposal. This means that the unvoted shares will not affect the outcome of the voting.

If you give no instructions. The New York Stock Exchange has determined that the proposal to elect directors is discretionary. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposal. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the three nominees.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposal to elect three directors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about March 30, 2001. Bowne is participating in the Securities and Exchange Commission’s “plain English” initiative by offering Annual Meeting information to our stockholders in language that is easier to read and understand. In addition, we are making the proxy statement, annual report and Form 10-K available on-line at the Company’s website (www.bowne.com).

This year, for the first time, those stockholders who have previously requested will receive the same documents by electronic distribution in place of, or in addition to, traditional paper copies sent by regular mail. When you give us your voting instructions, you may also indicate whether you want to receive Company materials by e-mail in the future. Until the Company notifies you otherwise, enrolling to receive your documents by e-mail will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer of course to Bowne & Co., Inc., a Delaware corporation. The Company representatives are the two people (Robert M. Johnson and Douglas F. Bauer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on May 21, 2001, the Company intends to post information on our website (www.Bowne.com) about how this webcast will work. To participate, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting. After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 52)
President of the Company since December 2000. Mr. Crosetto was Senior Vice President from May 1998, Executive Vice President from December 1998, and formerly President of a subsidiary, Bowne International L.L.C. He is also a director of Day International Inc. He was first elected to the Board in January 2000 as a Class II director. If reelected, his new term will expire in 2004.

Douglas B. Fox (Age 53)
Senior Vice President of Marketing and Strategy, Compaq Computer Corporation since July 2000. Previously, Mr. Fox was Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected as a Class II director in March 2001. If reelected, his new term will expire in 2004.

Robert M. Johnson (Age 55)
Chairman of the Board and Chief Executive Officer of the Company since 1997. Previously he had been Chief Executive Officer of the Company from 1996. First elected to the Board in 1996, Mr. Johnson is a Class III director whose term expires in 2002.

H. Marshall Schwarz (Age 64)
Chairman of the Board of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of The Charles Schwab Corporation. He was first elected to the Company’s Board in 1986 and is a Class III director whose term expires in 2002.

Wendell M. Smith (Age 66)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was elected to the Company’s Board of Directors for the first time in 1992 and is a Class III director whose term expires in 2002.

Lisa A. Stanley (Age 45)
Financial planning consultant, affiliated with Tax & Financial Group of Newport Beach, California. Ms. Stanley was elected to the Company’s Board of Directors in 1998 as a Class II director. If reelected, her new term will expire in 2004.

Vincent Tese (Age 58)
Cable television owner and operator. Also a director of Bear Stearns & Co., Inc., Allied Waste Industries, Inc., Custodial Trust Company, and Mack-Cali Realty Corp. Mr. Tese was first elected to the Company’s Board in 1996 and is a Class I director with his term expiring in 2003.

Harry Wallaesa (Age 50)
President, Chief Operating Officer and a director of Safeguard Scientifics, Inc. Mr. Wallaesa is also Chairman of CompuCom Systems, Inc. Previously he was Chief Information Officer of Campbell Soup Company. Mr. Wallaesa was first elected to the Company’s Board in 1999, and his term as a Class I director will expire in 2003.

Richard R. West (Age 63)
Dean Emeritus, Stern School of Business, New York University. Previously, Mr. West was Dean of the Stern School and Professor of Finance. He is also a director of Vornado Realty Trust, Vornado Operating Co., Alexander’s Inc., and several mutual funds advised by Merrill Lynch Asset Management, Inc. and its affiliates or by Hotchkis and Wiley. First elected to the Board in 1994, he is a Class I director whose term will expire in 2003.

The Board and its committees

The Board of Directors. Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board held ten meetings during 2000 and took action once by means of written unanimous consent in lieu of a meeting. In addition, the committees of the Board met a total of twelve times, and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other not only at their formal meetings but by telephone and other means of communication on matters that concern the Company and its stockholders.

How directors are chosen. The Board of Directors accepts recommendations of candidates for Board membership from stockholders, Company management, other Board members or any interested person. A stockholder who wants to recommend a candidate should write to Douglas F. Bauer, Counsel & Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 26 of this booklet.

Committees of the Board. The Board has four standing committees. Membership on these committees rotates periodically. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require a vote of the full Board under Delaware law. The Executive Committee also oversees matters of corporate responsibility which may involve interests other than those directly benefitting stockholders, such as the concerns of employees, customers and the public at large. From time to time the committee considers candidates for the Board of Directors including those recommended by stockholders. The current members of the Executive Committee are Mr. Schwarz (chairman), Mr. Johnson and Mr. West. This committee met once and took action four times during 2000 by written consents in lieu of meetings.

•	Audit Committee. In addition to other functions described in a report by its current members on page 11 of this booklet, the Audit Committee recommends independent public accountants to serve as the Company’s auditors and reviews the Company’s report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal financial controls and looks into other accounting matters if the need arises. The formal charter of this committee, adopted in May 2000, appears as an exhibit at the end of this booklet. The current members of the Audit Committee are Ms. Stanley (chairman), Mr. Schwarz, Mr. Tese and Mr. Wallaesa. Mr. Fox will become a member as of the Annual Meeting date. The committee met five times in 2000.

•	Finance Committee. The Finance Committee periodically reviews the financial reports and projections of the Company. In addition, this committee oversees investment policies and the performance of the various funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee are Mr. West (chairman), Mr. Smith and Ms. Stanley. Mr. Fox will become a member as of the Annual Meeting date. The committee met four times in 2000.

•	Compensation Committee. The Compensation Committee reviews base salaries, bonuses and incentive compensation for officers of the Company and other members of senior management. This committee administers compensation programs which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Compensation Committee reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, profit-sharing and other employee benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the committee normally asks the full Board of Directors to approve those changes. The current members of this committee are Mr. Tese (chairman), Mr. Smith and Mr. Wallaesa. The committee met twice in 2000.

Compensation Committee interlocks and insider participation. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2000.

Participation at meetings. During 2000, with one exception, each member of the Board of Directors participated in at least 75% of the Board and committee meetings which he or she was entitled to attend. Mr. Wallaesa participated in 71% of his meetings due to other commitments.

Compensation of directors. Directors who are employees of the Company (currently Mr. Johnson and Mr. Crosetto) receive no fees for Board and committee service. On the other hand, each non-employee director receives an annual retainer payable in quarterly installments following each fiscal quarter. On April 1, 2000, the amount of that retainer increased from $20,000 to $25,000. Non-employee members of the Executive Committee receive an additional retainer of $5,000 per year, or $6,000 in the case of the chairman of that committee. Members of the other committees do not receive an additional retainer. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. Members of the standing committees, including the Executive Committee, receive $750 for each committee meeting they attend, while the chairmen of those committees receive $1,250 for meetings at which they preside. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least one half of his or her annual Board retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. For 2000, directors could choose to defer these amounts as deferred stock units instead of receiving cash payments, and beginning with 2001, they may choose either non-qualified stock options or deferred stock units in place of cash, as long as they notify the Company of their choice before the year begins. All but two directors currently make voluntary deferrals of some or all of their compensation. The Stock Plan for Directors, first adopted in 1997, governs these tax-free deferrals of compensation.

Deferred stock units represent the right to receive a like number of shares of common stock at a future date, subject to customary vesting rules. They earn the equivalent of the Company’s cash dividends, which we invest in more deferred stock units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board and committee compensation that a director voluntarily defers, other than the half of the annual Board retainer which he or she must defer. The market value of the Company’s stock on the date when a particular retainer payment or attendance fee accrues is the rate the Company uses in converting Board compensation into deferred stock units. When a non-employee director retires from the Board, the Company will issue him or her shares from the corporate treasury equal in number to the deferred stock units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

Beginning in 2001, on the other hand, a director may choose to convert Board compensation into stock options, rather than receiving it as cash or deferred stock units. In that case, the fair market value of the Company’s common stock on the first trading day of the year will determine the rate for the conversion, and the dollar figure to which the Company applies this conversion rate will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for variability in the market value of the stock. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options become exercisable on the first anniversary of the formal grant, subject to customary vesting rules, and expire on the tenth anniversary. If the director later exercises his or her options by paying the fixed exercise price, the Company will issue the resulting common stock from the corporate treasury.

As a further measure to increase equity participation by the Board and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board receives an award of deferred stock units equivalent in market value to the annual retainer for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

Each non-employee director may also receive an annual award of non-qualified stock options allowing him or her to buy shares from the corporate treasury at the market value on the date of the award. Each director received a first option award for 6,500 shares on March 9, 2000, at an exercise price of $12.28125 per share. These first options became fully exercisable in March 2001 and will expire ten years after the date of grant. If a director terminates service due to death, disability or retirement, these options will be exercisable for one year after that termination. In any other circumstances, the options will be exercisable for three months after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date. The Board intends to base any option awards in 2001 and future years on periodic reviews of overall Board compensation in consultation with professional compensation advisors.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also offers to reimburse reasonable travel expenses which its directors incur in attending Board and committee meetings.

Appointment of auditors. On March 8, 2001, the Board of Directors ratified the Audit Committee’s selection of the independent accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year, ending December 31, 2001. KPMG has served as the Company’s auditors since 1998 and is independent with respect to the Company and its subsidiaries. They audit the Company’s financial statements and provide other professional services requested by the Company from time to time. During the past year, KPMG’s services included:

•	Examining the consolidated financial statements which appear in the Company’s annual report on Form 10-K for the year ending December 31, 2000

•	Reviewing federal and state tax returns prepared by the Company for itself and its subsidiaries

•	Reviewing the financial statements of the Company’s employee benefits plans and providing tax services relating to those plans

•	Providing internal audit consulting service on special projects

•	Meeting periodically with the Audit Committee of the Board of Directors

•	Consulting on miscellaneous accounting, tax and other professional matters when requested

Representatives of KPMG will attend the Annual Meeting on May 24, 2001. They will have an opportunity to make a statement if they choose to do so, and to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management including its Chief Financial Officer, and its independent public accountants, KPMG LLP. Company management has primary responsibility for the financial statements and for the reporting process. The Company’s auditors, on the other hand, are responsible for expressing an opinion on conformity of the audited financial statements to generally accepted accounting principles. It is the Committee’s responsibility to monitor and oversee these processes.

We have determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and that the Committee is a “qualified audit committee” as defined in the Exchange’s Corporate Governance Standards. On May 25, 2000, the Board of Directors adopted a formal charter for the Committee, a copy of which, as amended to date, appears as an exhibit to the Company’s proxy statement.

Pursuant to its formal charter, the Committee has carried out its responsibilities by reviewing and discussing the audited financial statements for fiscal 2000 both with the Company’s auditors and with management, and has also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees,” as amended). In addition, the Committee has received from the auditors the letter and written disclosures respecting fiscal 2000 which are required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with them their independence from the Company and its management. Furthermore, the Committee has considered whether the auditors’ non-audit services to the Company are compatible with auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended today to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2000 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders as of March 20, 2001.

Lisa A. Stanley, Chairman
H. Marshall Schwarz
Vincent Tese
Harry Wallaesa

Comparison of five-year cumulative return

The graph on the facing page shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also compares two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index” respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial and consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on October 31, 1995. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on October 31, 1995 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on October 31, 1995 and the price per share at the end of each later fiscal year.

In 1997, the Company changed its fiscal year for financial reporting purposes, from one ending October 31 to one ending December 31. The graph therefore represents fiscal year 1996 with October 31 data, and subsequent fiscal years with December 31 data. We have not restated the return on investment for fiscal 1996, and we have represented 1997 with data for the 14-month period from October 31, 1996 through December 31, 1997. The Company paid no dividends during the two-month stub period created by this change in its fiscal year.

Comparison of five-year cumulative return

	10/31/95	10/31/96	12/31/97	12/31/98	12/31/99	12/31/00

Bowne & Co., Inc.	100.00	127.76	222.45	199.94	153.41	122.71
S&P 500	100.00	124.09	179.29	230.53	279.04	253.63
S&P Services Index	100.00	111.45	142.28	116.71	111.21	71.62

Ownership of the common stock

Principal stockholders. The Company does not know of any individual who is the beneficial owner of more than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The only institutional investor known to have held more than 5% on that date is Dimensional Fund Advisors Inc., an investment manager for several investment advisory companies and commingled group trusts. The following table shows the firm’s ownership as a percentage of shares actually outstanding on the record date. We took this information from the firm’s most recent report on Schedule 13G, filed with the Securities and Exchange Commission on February 2, 2001. Beneficial ownership is either direct or indirect ownership of stock which includes power to vote or power to sell the stock. However, the firm expressly disclaims beneficial ownership of the Company’s stock.

		Number of	Percent of	Voting
Stockholder	Address	shares	outstanding	authority

Dimensional Fund Advisors Inc.	1299 Ocean Avenue Santa Monica, CA 90401	2,448,732	7.4%	Sole voting and dispositive power

Stock ownership of management. The table on the facing page shows the number of shares of common stock which each member of the Board of Directors owned beneficially on the record date for the Annual Meeting, including the three current nominees for election to the Board. The table also shows how many shares the Company’s five most highly compensated senior executives owned beneficially on the record date, as well as the aggregate number of shares owned beneficially by 19 directors and corporate officers as a group including the five highest. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table beneficially owned more than 1% of the common stock outstanding on the record date. The number of shares shown for all directors and officers as a group would represent approximately 3.7% of the Company’s outstanding shares if all exercisable stock options and all deferred stock units were already exercised or converted.

Stock ownership of management	Number of shares and nature of
Name or group	beneficial ownership(1)

Carl J. Crosetto	156,603	(2)
Douglas B. Fox	2,283	(3)
Carl D. Glaeser	18,562	(4)
Robert M. Johnson	416,493	(5)
Philip E. Kucera	37,591	(6)
H. Marshall Schwarz	18,758	(7)
Judith Shapiro	48,768	(8)
Wendell M. Smith	11,836	(9)
Lisa A. Stanley	199,460	(10)
Vincent Tese	15,002	(11)
Harry Wallaesa	12,934	(12)
Richard R. West	39,280	(13)
All directors and corporate officers as a group	1,214,579	(14)

Notes:

(1)  The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of beneficial ownership:

•	Shares of common stock beneficially owned outright on the record date, either on the records of the Company or in street name

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date

•	Shares owned indirectly through the Employees’ Stock Purchase Plan, determined from the latest quarterly calculation of account balances under that plan

•	Deferred stock units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan

•	Deferred stock units credited to individual non-employee directors under the Stock Plan for Directors, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of that plan, as well as units resulting from the one-time award made to each director elected after the plan went into effect in 1997

•	The table assumes that all deferred stock units are fully vested and may be converted into common stock within 60 days after the record date, and that cash dividends payable on deferred stock units through the record date have been reinvested in additional shares.

(2)  Includes options to purchase 108,250 shares, 46,647 deferred stock units, and 1,706 shares in the Employees’ Stock Purchase Plan.

(3)  Represents deferred stock units granted upon his first becoming a director.

(4)  Includes options to purchase 11,250 shares, 6,706 deferred stock units, and 606 shares held in the Employees’ Stock Purchase Plan.

(5)  Includes 53,334 shares owned, options to purchase 230,000 shares, 131,855 deferred stock units, and 1,304 shares held in the Employees’ Stock Purchase Plan.

(6)  Includes options to purchase 21,250 shares, and 16,341 deferred stock units.

(7)  Includes 2,000 shares owned, options to purchase 6,500 shares, and 10,258 deferred stock units under the Stock Plan for Directors.

(8)  Includes options to purchase 36,250 shares, 11,739 deferred stock units, and 779 shares held in the Employees’ Stock Purchase Plan.

(9)  Includes 200 shares owned indirectly, options to purchase 6,500 shares, and 5,136 deferred stock units under the Stock Plan for Directors.

(10)  Includes 189,262 shares owned, options to purchase 6,500 shares, and 3,698 deferred stock units under the Stock Plan for Directors.

(11)  Includes options to purchase 6,500 shares, and 8,501 deferred stock units under the Stock Plan for Directors.

(12)  Includes options to purchase 6,500 shares, and 6,434 deferred stock units under the Stock Plan for Directors.

(13)  Includes 22,000 shares owned, options to purchase 6,500 shares, and 10,780 deferred stock units under the Stock Plan for Directors.

(14)  This group consists of 19 individuals. The shares reported in the table for the group include 5,836 shares owned by three corporate officers not named in the table, together with options to purchase 150,600 shares, 76,924 deferred stock units, and 3,649 shares held in the Employees’ Stock Purchase Plan for the benefit of six officers not named in the table.

Report on executive compensation by the Compensation Committee

General evaluation of compensation. Each year, the Compensation Committee of the Board of Directors reviews all material components of compensation paid to the Company’s senior executives and major business unit managers. The Committee ensures that a substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance, because we firmly believe that aligning each executive’s interests with those of our stockholders best serves both the immediate and the long-range benefit of stockholders and the Company. In addition, the Committee periodically reviews the Company’s compensation programs in general, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies. Whenever called for, the Committee also proposes modifications to the formal plans which determine the various components of compensation.

We met twice during 2000 and again in March 2001 to determine incentive awards and to fix appropriate levels for other forms of compensation. This year we took 19 key employees under our direct review, including the Chief Executive Officer (“CEO”) and the other individuals named in the summary compensation table in the proxy statement. Our decisions are subject to approval by the full Board of Directors, and this year the Board ratified all our actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement.

The compensation received by each executive we reviewed for fiscal 2000 was an aggregate of: annual base salary fixed before the year began; an annual bonus in the form of cash or deferred stock equivalents or both; a long-term incentive award; and incentive stock options. With the exception of the CEO himself, all determinations of individual compensation began with proposals made by the CEO before the year began, which he based on advice from executive compensation consultants retained by the Company and from the Company’s own human resources professionals. Generally, total compensation for each of the executives we reviewed was targeted between the 50th and the 75th percentiles of the comparable market. Then, in reviewing these proposals by the CEO, the Committee applied long-standing Company policies which were designed: to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value.

Base salaries. As in past years, the Committee’s objective for 2000 was to maintain annual base salaries for senior executives at competitive levels consistent with the Company’s leadership position in several highly specialized business areas. Our benchmark for the base salaries of the executives under review other than the CEO was a study of corresponding salaries at twelve peer companies, compiled by a leading consulting firm that specializes in executive compensation. Their study drew on confidential, non-public information they had gathered as well as on published data. The comparators the consultants used were not the same companies as those in the peer group represented by the Standard & Poors Services Index referred to in the proxy statement under the heading “Comparison of five-year cumulative return.”

We also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires that the Company’s compensation must be competitive with employers across a wide spectrum of industries which may not necessarily be considered peers of the Company. Therefore, in evaluating base salaries, the Committee gave equal weight to factors other than peer studies by our consultants. We took the Company’s overall financial performance into account as well as the performance of its individual business units. We consulted published data on professional compensation generally, and we factored in our own subjective perception of the contributions each individual under review made to Company performance during the year and, in the case of managers of specific business units, the individual’s contributions to those respective units. Based on all these considerations, the Committee concluded that the base salaries of senior Company executives were consistent with our objective for 2000 and therefore reasonable and necessary.

Bonuses. The Committee awarded bonuses with respect to 2000 in accordance with the terms of the Company’s annual bonus program and its long-term performance plan. These bonuses were distributed in March 2001 except where an individual executive chose to defer some of his or her distribution until a later date.

Under the annual program, we determined cash bonuses within the respective ranges of bonus potential that we set for each executive at our first meeting in 2000. The amount by which net earnings of the Company exceeded a specific target was used in mathematical formulas to determine at least 25% of each bonus, and as much as 75% for certain senior executives. That target was aggressively set at the beginning of the year. Furthermore, the operating income of a particular business unit determined a substantial component of the annual bonus for the individual who managed that unit.

The Committee determined the balance of each annual bonus by measuring the individual’s achievement of strategic objectives negotiated with him or her at the beginning of the year. These achievements were highly specific and personalized, and they were evaluated separately for each individual. Examples of such objectives are: new cost-reductions and operating efficiencies; successful application of new technologies; further integration of new businesses and new client service offerings; cross-selling of multiple services to existing customers; and better internal coordination among business units, primarily by reducing a “silo” effect which has impeded coordination in the past. Many of these objectives were expected to take more than a year to realize fully, and while most were quantitative, others were necessarily qualitative.

We used objective measurements of annual accomplishment wherever possible in negotiating such goals with each executive. For the CEO and the other executives we reviewed, the Committee considered qualitative factors only to the extent that they would reduce their respective bonus awards. In applying the relevant formulas for 2000 to the Company’s overall performance and the previously set target, the Committee determined that a greater proportion of each bonus should be linked to corporate earnings, although local performance remained a substantial factor in the compensation of unit managers.

Apart from the annual bonus program, another component of each bonus awarded to the executives under our review was calculated in accordance with the Company’s long-term performance plan. This plan encourages and rewards improvements in targeted measures of long-term performance. Specifically, the measures we focused on in 2000 were the reduction of sales collection periods and the increase of free cash flow return on average invested capital, measured on a three-year rolling average basis. The Company made substantial progress on both measures, but did not fully achieve either goal. Therefore, the awards we made under the long-term plan were only 76% of the target we had set at the beginning of the year.

The Committee cannot reveal the mathematical formulas used in particular bonus calculations, inasmuch as they involve highly confidential commercial information, the disclosure of which could be detrimental to the Company’s competitive position. Likewise, we believe that neither the performance targets set for particular executives and business units nor the personalized goals negotiated individually with each executive and those set for long-term performance can be disclosed without jeopardizing the Company’s advantage in its highly competitive businesses.

To the extent that a particular executive exceeded his or her annual or long-term bonus targets, the Committee required that such an excess be converted into deferred stock units rather than paid in cash. In addition, 60% of the executives under our review voluntarily elected to defer some or all of their other bonus compensation by converting cash awards into deferred stock units. When a particular executive’s employment terminates, these stock equivalents will be issued as common stock at the rate of one share for each unit. Whether the conversion to deferred stock units is mandatory or voluntary, the Company matches the dollar amount deferred with an additional 20% in the form of more deferred stock units.

Stock options. The Committee awarded options to purchase the Company’s common stock to the executives under review, including the CEO and the other executives named in the summary compensation table, as well as to 30 other key employees of the Company. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. Initially, the CEO suggested specific numbers of options for the executives under review other than himself, based in each case on the individual’s personal achievements, as well as a subjective view of his or her opportunity for contribution to the overall performance of the Company. In recommending these awards to the Board, the Committee also took into account our overall compensation target as well as the responsibilities of the respective employees and any prior grants made to them, using a valuation method which the Committee considered appropriate.

The options granted in 2000 to individuals named in the table will become exercisable in installments over a two-year period following the grant, thus helping to secure continued service from the grantees. We granted options to the named executives at the maximum level permitted by previously established guidelines for each employment position, because most options granted to the same individuals in prior years were “under water” and therefore no longer provided the incentive we had intended when we granted them originally. We also increased most of these 2000 grants by 25% to induce the executives under our review to agree to new non-solicitation covenants with the Company. Options to the five most highly compensated executives, including the CEO, represented about 44% of all options granted in 2000.

The Chief Executive Officer. In determining base salary, annual bonus, long-term incentive and stock option awards to the CEO for 2000, the Committee followed substantially the same criteria that were used in determining compensation for the Company’s other senior executives. The CEO’s base salary for 2000 represented a 10% increase over the corresponding figure for the preceding fiscal year, reflecting our effort to bring his salary nearer to median levels for similar executives of other companies. His bonus potential, also higher than the prior year, was linked to performance targets substantially more aggressive than those set for any other executive, not all of which were fully met.

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code forbids the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation program is “performance-based” and expressly approved by stockholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of compensation paid to these executives, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board of Directors have maintained flexibility to enter into arrangements which may result in non-deductible compensation to senior executives of the Company.

Ratification. The full Board of Directors unanimously ratified all actions and recommendations made by the Committee since January 1, 2000 which required Board approval.

The undersigned, being all the members of the Compensation Committee, submit this report to the Company’s stockholders as of March 7, 2001.

Vincent Tese, Chairman
Wendell M. Smith
Harry Wallaesa

Executive compensation

Summary compensation table		Annual compensation

Name and principal position	Year	Salary(1)	Bonus(1)

Robert M. Johnson(6)	2000	$550,000	$361,500
Chairman of the Board and	1999	500,000	178,338
Chief Executive Officer	1998	450,000	379,913

Carl J. Crosetto	2000	375,000	206,400
President	1999	325,000	195,006
	1998	275,000	253,825

Judith Shapiro(7)	2000	315,000	101,200
Senior Vice President and	1999	300,000	70,110
Chief Information Officer	1998	119,167	56,307

Philip E. Kucera(8)	2000	265,000	129,033
Senior Vice President and	1999	250,000	102,021
General Counsel	1998	20,833	53,021

Carl D. Glaeser(9)	2000	290,000	99,300
Senior Vice President,	1999	175,000	200,000
Technology Companies	1998	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

Summary compensation table	Long-term compensation

	No. of shares	Deferred	Long-term
	underlying	stock	incentive	All other
Name and principal position	options(2)	awards(3)	payouts(4)	compensation(5)

Robert M. Johnson(6)	208,800	$76,966	$114,000	$58,010
Chairman of the Board and	120,000	383,691	100,000	51,875
Chief Executive Officer	120,000	66,417	43,750	83,711

Carl J. Crosetto	140,000	26,374	39,900	32,146
President	60,000	229,652	52,500	36,428
	40,000	12,668	20,625	46,182

Judith Shapiro(7)	43,800	2,272	53,200	25,439
Senior Vice President and	25,000	84,432	70,000	34,258
Chief Information Officer	30,000	202	16,302	13,209

Philip E. Kucera(8)	43,800	47,873	—	19,213
Senior Vice President and	25,000	120,048	—	18,911
General Counsel	30,000	—	3,562	3,418

Carl D. Glaeser(9)	43,800	1,161	23,400	22,330
Senior Vice President,	45,000	54,000	45,000	8,645
Technology Companies	—	—	—	—

Notes:

(1)  Salary and bonus. The individuals named in the table were the five most highly compensated executives of the Company in 2000. The column headed “Salary” shows annual base salaries, and the one headed “Bonus” shows cash payments under the Company’s annual bonus program related to performance in 2000. The Compensation Committee of the Board of Directors fixed the base salaries before the year began and awarded the bonuses after the year ended within ranges of bonus potential previously established. The Committee linked a substantial part of each bonus award to the Company’s financial performance for 2000 and the balance to the achievement of specific strategic objectives negotiated with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation Committee” at pages 17-19 in this booklet.

(2)  Stock options. The Compensation Committee granted these options under qualified stock option plans approved by the Company’s stockholders which meet regulatory requirements.

(3)  Deferred stock awards. The table shows the cash value of deferred stock units awarded to the named individuals during 2000 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on pages 23-24. We calculated the cash value using either the average fair market value of the common stock for the last five days of 2000 or, in the case of imputed dividends payable on the stock, the market value on the relevant dividend payment date.

(4)  Long-term incentive payouts. For details, see the table called “Long-term incentive plans — Awards in last fiscal year” and the note to that table on pages 23-24.

(5)  All other compensation. This column includes payments under the following compensation plans:

•	Profit-Sharing Plan. This is a defined contribution plan for eligible employees which meets regulatory requirements. The Company makes a contribution to the account of an employee based on his or her annual compensation as defined in the plan. For the five executives named in the table, the Compensation Committee measures the profitability of all participating business units against a previously set target in order to determine the contribution to be made to each individual’s account. The contribution may not be greater than 10% of pre-tax income, before deducting the aggregate of all contributions under the plan, nor can it be greater than 15% of the individual’s overall compensation. Account balances under this plan are not taxable until the Company distributes benefits at retirement or when employment terminates.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Income Security Act of 1974 on contributions under the Profit-Sharing Plan.

•	Employees’ Stock Purchase Plan. This defined contribution plan also meets regulatory requirements. Eligible employees who elect to participate may contribute up to $200 per month from their after-tax compensation. Subject to customary vesting rules, the Company then makes a matching contribution equal to one half of the employee’s contributions. The trustee of the plan uses the aggregate of all contributions to buy shares of the Company’s common stock on the open market, and reinvests cash dividends paid on those shares to buy additional shares. The Company’s matching contributions are not taxable until the employee withdraws his or her stock or terminates employment. None of the individuals named in the table are eligible to participate in the Company’s Global Employee Stock Purchase Plan.

(6)  The table excludes the cash value of 26,666 restricted shares granted under the terms of Mr. Johnson’s 1996 employment agreement which the Board converted into deferred stock units in 1998.

(7)  Ms. Shapiro became an employee of the Company in July 1998. Her salary for that year therefore represents a partial year.

(8)  Mr. Kucera joined the Company in November 1998. Therefore his salary for that year represents a partial year. His bonuses for the three years in the table include installments of a signing award.

(9)  Mr. Glaeser joined the Company in May 1999. Therefore his salary for 1999 represents a partial year. His bonus for that year includes a signing award.

Option grants in last	Number of shares	Percentage
fiscal year	underlying options	of total options	Exercise price		Grant date
Name	granted(1)	granted in year	per share	Expiration date	present value(2)

Mr. Johnson	208,800	18.9%	$8.84375	December 12, 2010	$889,488

Mr. Crosetto	140,000	12.6%	$8.84375	December 12, 2010	$596,400

Ms. Shapiro	43,800	4.0%	$8.84375	December 12, 2010	$186,588

Mr. Kucera	43,800	4.0%	$8.84375	December 12, 2010	$186,588

Mr. Glaeser	43,800	4.0%	$8.84375	December 12, 2010	$186,588

Notes:

(1)  The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may buy by applying guidelines established in earlier years. For 2000, certain key employees of the Company including the five executives named in the table received options to buy the maximum number of shares permissible within those guidelines. The Committee considered this appropriate because many options granted in prior years were only exercisable at prices higher than the market value of the stock during most of 2000 and therefore may not provide the intended incentive. In appropriate cases the Committee also increased the awards for 2000 by 25% to induce executives to agree to new non-solicitation covenants.

The Committee set the vesting schedule and the other terms of the 2000 options on the grant date. A corporate officer may exercise 50% of the grant on the first anniversary of the grant and the balance on the second anniversary. Each option will expire on the tenth anniversary or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The Board or the Committee has discretion to accelerate the exercisability of any option. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2)  We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 50% based on a weighted average of monthly closing prices over the five-year period preceding the grant date

•	The current risk-free rate of return on U.S. Treasury bills is approximately 5%

•	The annual dividend yield of the stock is 2.4%

We did not adjust the present values to reflect the non-transferability of options or the risk of forfeiture. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

			Securities underlying
			unexercised options		Value of unexercised
Aggregated option			at year-end		in-the-money options
exercises in last fiscal					at year-end
year and year-end	Shares
option values	acquired	Value
Name	on exercise(1)	realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable

Mr. Johnson	—	—	230,000	378,800	—	358,875

Mr. Crosetto	—	—	108,250	212,500	56,156	240,625

Ms. Shapiro	—	—	36,250	92,550	—	75,281

Mr. Kucera	—	—	21,250	77,550	—	75,281

Mr. Glaeser	—	—	11,250	77,550	—	75,281

Notes:

(1)  None of the executives named in this table exercised options during 2000.

(2)  The table shows no value for options that were “under water” on the last trading day of 2000, which means that they were only exercisable on that date at prices higher than the market value of the common stock.

Long-term incentive plans — Awards in last fiscal year	Deferred stock
Name	units awarded

Mr. Johnson	9,621
Mr. Crosetto	4,214
Ms. Shapiro	1,670
Mr. Kucera	5,913
Mr. Glaeser	1,354

Note:

Deferred stock units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These deferred stock units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on page 9 of this booklet under the heading “Compensation of Directors.” The Compensation Committee awarded the deferred stock units shown in this table under two plans described below. The cash values of deferred stock units awarded to the five most highly compensated executives under these two plans also appear in the summary compensation table on page 20 as “Deferred stock awards,” and any amounts paid in cash under the same plans appear there as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in deferred stock units, but he or she must take deferred stock units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral.

For 2000, the Committee based 60% of each award under this plan on efforts to reduce sales collection periods, and the balance on continuing to improve a three-year rolling average of free cash flow return on average invested capital. Because the Company only partially met the goal for each of these two measures, the resulting long-term awards were 76% of a previously set target.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of deferred stock units. First, under the Company’s annual bonus plan, any amount earned in excess of the target bonus must be paid in the form of deferred stock units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive deferred stock units equivalent in value to 120% of the portion of his or her bonus which is subject to deferral. Third, if a contribution the Company makes under the Profit-Sharing Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into deferred stock units. In the latter case, the Company’s Excess ERISA Plan described on page 21 provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000

Mr. Johnson	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Crosetto	150,000	250,000	350,000	450,000	500,000

Ms. Shapiro	150,000	250,000	350,000	450,000	500,000

Mr. Kucera	150,000	250,000	350,000	450,000	500,000

Mr. Glaeser	150,000	250,000	350,000	450,000	500,000

Note:

Each individual named in the table participates in the Company’s Pension Plan along with many other employees of the Company. They also participate in a Supplemental Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below, do not appear in the summary compensation table on page 20.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five highest years of cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest consecutive months during the final ten years of service.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. Mr. Crosetto will have had 30 years in January 2003 and will therefore be entitled to receive the maximum benefit under the combined plans at that time. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Johnson 65% today, Ms. Shapiro 70% in 2003, Mr. Kucera 95% in 2003, and Mr. Glaeser 65% in 2009. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 20 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

In January 1996, the Company signed a separate agreement with Mr. Johnson and amended it by mutual agreement in September 1998. The agreement would apply if the Company terminates him without cause or if he resigns with good cause. In addition to retirement benefits available to other senior executives of the Company, Mr. Johnson would receive a lump sum payment equal to the bonus he received for his last fiscal year before the termination. For 18 months after the termination, he would also continue to receive payments equal to his base salary in effect at the time of termination.

Other information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2002. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper under Delaware law. The Company will present these proposals at the 2001 meeting only if they reach our executive offices at 345 Hudson Street, New York, New York 10014 by December 1, 2001, marked to the attention of Douglas F. Bauer, Counsel & Corporate Secretary.

A stockholder’s proposal must be in writing and must identify the proposer. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2001 Annual Meeting.

About Form 10-K. The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by e-mail, we have sent each stockholder a copy of that report for the fiscal year ended December 31, 2000. Others may request a copy of the latest Form 10-K by writing to Douglas F. Bauer, Counsel & Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014; or by e-mail to douglas.bauer@bowne.com.

Exhibit

CHARTER OF THE AUDIT COMMITTEE

Approved by the Board of Directors of Bowne & Co., Inc. on May 25, 2000

I.  Mission of the Committee

The Audit Committee (the “Committee”) of Bowne & Co., Inc. (the “Company”) assists the Board of Directors in fulfilling its responsibility to relevant constituencies including shareholders and potential shareholders, regarding internal controls, corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communications among the Board, the independent public accountants, the Company’s Chief Financial Officer and the financial management of the Company.

II.  Organization of the Committee

A.  The Committee shall consist of three or more directors who are not employees of the Company and are free of any relationship that interferes with the exercise of independent judgment. Equity ownership in the Company and affiliation with another entity that is a customer of or vendor to the Company will not, by themselves, be deemed to interfere with a member’s judgment. The Board shall designate one member of the Committee to be chair.

B.  Committee members shall have experience in financial affairs or accounting practices, to the extent deemed appropriate by the Board, together with such other qualifications as the Board may from time to time deem appropriate in light of the mission of the Committee.

C.  The Committee shall meet at least four times yearly in order to review with the independent accountants the annual audit plan, the audit results and such other matters as may be appropriate for Committee consideration, and shall hold such additional meetings as the chair of the Committee deems necessary. Appropriate management representatives shall be asked to attend as necessary. The Committee may, to the extent permitted by applicable law, rely on the representations of management and the opinions of experts retained by the Board and the Company when reaching business judgments. However, the Committee may retain additional independent professionals, at the Company’s expense, if the Committee determines such retention is necessary for the proper performance of its duties.

D.  The Committee shall report to the Board following each meeting and at such other times as circumstances warrant.

E.  The Corporate Secretary, any Assistant Secretary or a delegate shall record and keep minutes of all Committee meetings.

III.  Duties and Responsibilities of the Committee

A.  The Committee shall review annually the qualifications, independence and fees of the independent public accountants recommended by management, and shall recommend to the Board of Directors the firm to be selected to audit the financial statements of the Company and its subsidiaries for the current fiscal year. Each year the Committee shall provide all Board members with a copy of the then current engagement letter between the Company and the independent public accountants chosen.

B.  The Committee shall meet with the independent public accountants and financial management of the Company to review the nature and scope of the audit of the books of account of the Company and other operations and controls and the procedures to be utilized. At the conclusion of each annual audit, the Committee shall review the results of such audit, including any comments or recommendations of the independent public accountants regarding internal controls, as well as management’s response and the status of prior year recommendations. The Committee shall also consider and review with the independent public accountants the nature and resolution of any significant or unusual accounting matters and the adequacy of the Company’s internal controls.

C.  The Committee shall, after the close of each fiscal year, review the financial statements of the Company certified by the independent public accountants, and shall thereafter issue a written report to the Board over the conformed signatures of the Committee members. In its report the Committee shall state whether its members have reviewed and discussed the audited financial statements with Company management; whether they have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect; whether they have discussed with the independent public auditors the latter’s independence and have received the letter and other disclosures that may be required by Independence Standards Board Standard No. 1 as then in effect regarding the auditors’ independence; and whether, based on such review and discussions, they have recommended to the Board that the audited financial statements be included in the Company’s report on Form 10-K for the preceding fiscal year.

D.  The Committee shall oversee the Company’s financial reporting process, internal accounting controls, and compliance with relevant corporate financial policies and procedures. The Committee shall assess the overall quality of the Company’s system of internal accounting controls by reviewing the internal control evaluations performed by the Company and the independent accountants.

E.  The Committee shall require the independent public accountants to review the financial information in the Company’s quarterly reports on Form 10-Q including any reconciliations and descriptions of adjustments required by regulations of the Securities and Exchange Commission (the “Commission”), before those reports are filed with the Commission.

F.  The Committee shall provide the independent public accountants and the Company’s Chief Financial Officer full and free access to the Committee to meet privately whenever appropriate.

G.  The Committee shall receive reports from time to time by the Chief Financial Officer and the General Counsel concerning litigation, contingencies or other material matters which may result in either liability of the Company or significant risk or exposure of the Company. The Committee shall review the matters so reported and advise the Board of Directors accordingly.

H.  The Committee shall periodically review and reassess the adequacy of the Audit Committee’s charter.

IV.  Publication of the Charter

Each proxy statement issued by the Company shall state that the Committee has adopted a written charter. At least once every three years, this charter as theretofore amended shall be included in the Company’s proxy statement as an exhibit.

29

Directions to The Grolier Club

THE GROLIER CLUB
47 East 60th Street
Barbizon
62ND STREET
61ST STREET
60TH STREET
59TH STREET
58TH STREET
57TH STREET
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
Regency
Christ Church
Pierre
Helmsley Carlton
Sherry Netherland
Delmonico
Four Seasons
Ritz Towers
Parking
Plaza
Park Lane
Essex House
R
N
4
5
6
N
R

- By subway, take the 4, 5, 6, N or R Train to Lexington Avenue & 59th Street. This station is both a local and an express stop. There is also a subway station at Fifth Avenue and 59th Street on the N and R lines.

- By bus, take the M1, M2, M3 or M4 uptown on Madison Avenue or one of the same buses downtown on Fifth Avenue.

- For cars, there are many parking facilities throughout the neighborhood, including Stoppers Parking Corp. at 136 East 60th Street at Lexington Avenue, between Park and Lexington Avenues.

Stockholders attending the Annual Meeting are invited to view The Grolier Club's current exhibit "Voyages of Discovery" from the collections of the Smithsonian Institution. For information about the Club or its exhibitions, visit www.grolierclub.org.

Bowne & Co., Inc.

345 Hudson Street, New York, NY 10014
(212) 924-5500

www.bowne.com

BOWNE

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 24, 2001

YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by e-mail, by telephone or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

DETACH HERE
Please detach this portion of the card
before returning it in the enclosed envelope

DETACH HERE IF YOU ARE VOTING BY MAIL

BOWNE	VOTING INSTRUCTIONS (Proxy)

Your vote is solicited on behalf on the Board of Directors.

     Revoking any prior appointment, the person signing this card appoints Robert M. Johnson and Douglas F. Bauer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at The Grolier Club, 47 East 60th Street, New York, New York, on Thursday, May 24, 2001, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ Stock Purchase Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.

     The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.

     The person signing acknowledges receipt of a copy of the proxy statement which was mailed to all stockholders of record beginning on or about March 30, 2001, relating to the Annual Meeting.

BOWNE & CO., INC.
P.O. Box 11066
(Continued, and to be dated and signed, on the other side)	New York, N.Y. 10203-0066

BOWNE

To vote by e-mail:
•	Visit our electronic voting website on the Internet: http://proxyshareholder.com/BNE
•	Enter your “control number” in the on-screen box. Your control number is printed below.
•	Then follow the on-screen instructions.
•	When you finish, review your vote. If the on-screen confirmation is correct, click again on “Submit” to register your vote.

To vote by telephone:
•	Call our toll-free number from any touch-tone telephone in the United States or Canada: 1-800-648-2068
•	When prompted, enter your “control number,” followed by the # sign. Your control number is printed below.
•	Then follow the recorded audio instructions.
•	When you finish, you will hear a recorded recap. If it is correct, follow the audio prompt to register your vote.

To vote by conventional mail:
•	Mark, sign and date the voting instructions card which is attached below.
•	Return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window.

If you submit your vote by e-mail or telephone, do not mail back your voting instruction card.

YOUR CONTROL NUMBER

DETACH HERE IF YOU ARE VOTING BY MAIL

To elect three directors in Class II (01-C.J. Crosetto; 02-D.B. Fox; 03-L.A. Stanley)
*To withhold authority to vote for any nominee, mark the box next to “Exceptions” and strike out that nominee's name.	In favor of all nominees	Against all nominees	Exceptions*

The Company representatives are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

If you want to receive proxy material by e-mail in future, mark here:

If you have noted an address change or comments on either side of this card, mark here:

(Signatures should conform exactly to the name imprinted on this card. Executors, administrators, guardians, trustees, attorneys-in-fact and officers signing for corporations should state full title or signatory capacity.)

Dated:	, 2001

Signed:

Signed:

Sign, date and return this card promptly using the enclosed envelope. Votes MUST be indicated thus in Black or Blue ink:

DETACH HERE
Please detach this portion of the card
before returning it in the enclosed envelope